As filed with the Securities and Exchange Commission on May 10, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

FARMLAND PARTNERS INC.

(Exact name of registrant as specified in its charter)

Maryland	46-3769850
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

4600 S. Syracuse Street, Suite 1450 Denver, CO	80237
(Address of principal executive offices)	(Zip code)

Third Amended and Restated Farmland Partners Inc. 2014 Equity Incentive Plan

(Full title of the plan)

Paul A. Pittman

Executive Chairman and Chief Executive Officer

Farmland Partners Inc.

4600 S. Syracuse Street, Suite 1450

Denver, CO 80237

(Name and address of agent for service)

(720) 452-3100

(Telephone number, including area code, of agent for service)

Copies to:

Justin R. Salon

Morrison & Foerster LLP

2100 L Street, NW, Suite 900

Washington, D.C. 20037

(202) 887-1500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (3)	Amount of registration fee (3)
Common Stock, $0.01 par value per share	650,000	$13.41	$8,716,500	$950.98

(1)	Represents the aggregate number of shares of common stock (“Common Stock”) of Farmland Partners Inc. (the “Company”) reserved for issuance under the Third Amended and Restated Farmland Partners Inc. 2014 Equity Incentive Plan (the “Third Amended Plan”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an additional indeterminate amount of shares to be offered or sold pursuant to the Third Amended Plan and shares that may become issuable under the Third Amended Plan by reason of certain corporate transactions or events, including any share dividend, share split, recapitalization or any other similar adjustment of the Company’s outstanding Common Stock.

(2)	Represents the average of the high and the low prices per share of Common Stock of the Company as reported on the New York Stock Exchange on May 5, 2021.

(3)	Computed in accordance with Rule 457(c) and (h) under the Securities Act.

EXPLANATORY NOTE

This Registration Statement is filed by Farmland Partners Inc. (the “Company”) for the purpose of registering additional shares of the Company’s Common Stock, $0.01 par value per share (the “Common Stock”) under the Company’s Third Amended and Restated 2014 Equity Incentive Plan (the “Third Amended Plan”). On March 24, 2021, the Company filed with the Securities and Exchange Commission (the “Commission”) a definitive proxy statement that included a proposal to adopt the Third Amended Plan, which amends and restates the Company’s Second Amended and Restated 2014 Equity Incentive Plan adopted on May 3, 2017 (the “Second Amended Plan”) in its entirety. The Third Amended Plan, among other things, increases the number of shares of Common Stock available for issuance under the Second Amended Plan by 650,000. The proposal to adopt the Third Amended Plan was approved by the Company’s stockholders on May 7, 2021. This Registration Statement registers the 650,000 additional shares of Common Stock available for issuance under the Second Amended Plan.

The 650,000 additional shares of Common Stock available for issuance under the Third Amended Plan registered pursuant to this Registration Statement are the same class as those registered on the registration statement on Form S-8, which was filed with the Commission on May 4, 2017 (File No. 333-217669), the registration statement on Form S-8, which was filed with the Commission on May 5, 2015 (File No. 333-203874) and the registration statement on Form S-8, which was filed with the Commission on April 15, 2014 (File No. 333-195268) (together, the “Prior Registration Statements”), which are currently effective. Pursuant to General Instruction E to Form S-8, the contents of all the Prior Registration Statements, including any amendments thereto or filings incorporated therein, are incorporated by reference except as modified, supplemented or superseded herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I will be sent or given to the persons participating in the Third Amended Plan, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

We hereby incorporate by reference in this Registration Statement the following documents previously filed by us with the Commission, except to the extent that such reports/documents are only “furnished” to the Commission:

(1)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Commission on March 19, 2021;

(2)	The information specifically incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 from the Company’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 24, 2021;

(3)	The Company’s Current Reports on Form 8-K filed on May 29, 2020, November 2, 2020, December 8, 2020 (excluding the disclosure under Item 7.01 of Form 8-K included therein), January 27, 2021, and February 18, 2021; and

(4)	The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-36405) filed with the Commission on September 3, 2015, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing such documents.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. The Company’s charter contains a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The Company’s charter and bylaws provide for indemnification of the Company’s officers and directors against liabilities to the maximum extent permitted by the Maryland General Corporation Law (the “MGCL”), as amended from time to time.

The MGCL requires a corporation (unless its charter provides otherwise, which the Company’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, and then only for expenses. In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon its receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

The Company’s charter authorizes the Company, and the Company’s bylaws obligate the Company, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of such a proceeding to:

•	any present or former director or officer of the Company who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director or officer of the Company and at the Company’s request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity.

The Company’s charter and bylaws also permit the Company to indemnify and advance expenses to any individual who served the Company’s predecessor in any of the capacities described above and to any employee or agent of the Company or the Company’s predecessor.

The Company has entered into indemnification agreements with each of the Company’s directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-11 (File No. 333-193318))
5.1*	Opinion of Morrison & Foerster LLP
10.1*	Third Amended and Restated Farmland Partners Inc. 2014 Equity Incentive Plan
23.1*	Consent of Plante & Moran, PLLC
23.2*	Consent of Morrison & Foerster LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on the signature page of this Registration Statement)

*Filed herewith

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado on the 10th day of May, 2021.

FARMLAND PARTNERS INC.

By:	/s/ PAUL A. PITTMAN
Paul A. Pittman
Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on the dates stated by the following persons in the capacities with Farmland Partners Inc. Each person whose signature appears below hereby constitutes and appoints Paul A. Pittman and Luca Fabbri, and each of them severally, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, including any post-effective amendments and any amendment pursuant to Rule 462(b) under the Securities Act, and to file the same, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on the dates indicated by the following persons in the capacities and on the dates indicated with Farmland Partners Inc.:

Name	Capacity	Date

/s/ PAUL A. PITTMAN	Executive Chairman, President and Chief Executive Officer	May 10, 2021
Paul A. Pittman	(principal executive officer)

/s/ LUCA FABBRI	Chief Financial Officer (principal financial officer and principal accounting officer)	May 10, 2021
Luca Fabbri

/s/ CHRIS A. DOWNEY	Director	May 10, 2021
Chris A. Downey
/s/ JOHN A. GOOD	Director	May 10, 2021
John A. Good

/s/ JOSEPH W. GLAUBER	Director	May 10, 2021
Joseph W. Glauber

/s/ THOMAS P. HENEGHAN	Director	May 10, 2021
Thomas P. Heneghan

/s/ TOBY L. O’ROURKE	Director	May 10, 2021
Toby L. O’Rourke